EXHIBIT 21.1
SUBSIDIARIES

Other names under
	Jurisdiction of	which entity does
Subsidiary Name	Incorporation	business
Cricket Communications, Inc.	Delaware	Cricket Wireless, Inc.
Cricket Licensee (Reauction), Inc.	Delaware
Cricket Licensee I, Inc.	Delaware
Cricket Licensee 2007, LLC	Delaware
Hargray Wireless, LLC	Delaware
Chasetel Real Estate Holding Company, Inc.	Tennessee
Cricket Alabama Property Company	Delaware
Cricket Arizona Property Company	Delaware
Cricket Arkansas Property Company	Delaware
Cricket California Property Company	Delaware
Cricket Colorado Property Company	Delaware
Cricket Florida Property Company	Delaware
Cricket Georgia Property Company, Inc.	Delaware
Cricket Idaho Property Company	Delaware
Cricket Illinois Property Company	Delaware
Cricket Indiana Property Company	Delaware
Cricket Kansas Property Company	Delaware
Cricket Kentucky Property Company	Delaware
Cricket Michigan Property Company	Delaware
Cricket Minnesota Property Company	Delaware
Cricket Mississippi Property Company	Delaware
Cricket Nebraska Property Company	Delaware
Cricket Nevada Property Company	Delaware
Cricket New Mexico Property Company	Delaware
Cricket New York Property Company, Inc.	Delaware
Cricket North Carolina Property Company	Delaware
Cricket Ohio Property Company	Delaware
Cricket Oklahoma Property Company	Delaware
Cricket Oregon Property Company	Delaware
Cricket Pennsylvania Property Company	Delaware
Cricket Texas Property Company	Delaware
Cricket Utah Property Company	Delaware
Cricket Washington Property Company	Delaware
Cricket Wisconsin Property Company	Delaware
Leap Wireless Mexico S.A. de C.V.	Mexico
Orrengrove Investments Limited	Cyprus